Exhibit 99.2

RESIGNATION

December 17, 2007

To the Board of Directors of ROO Group, Inc.:

I hereby resign as a director of ROO Group, Inc., effective immediately.

Very truly yours,

/s/ Simon Bax

Simon Bax